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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT:   Mary Miller                      or      Regina Schumann
           Ancor Communications                     Sun Microsystems
           612/932-4071                             650/786-5677
           marym@ancor.com                          regina.schumann@sun.com


                   ANCOR SIGNS OEM AGREEMENT TO PROVIDE FIBRE
                      CHANNEL SWITCHES TO SUN MICROSYSTEMS

     NUMBER ONE UNIX STORAGE PROVIDER CHOOSES ANCOR TO GROW STORAGE NETWORKS


         MINNEAPOLIS, June 3, 1999 -- Ancor Communications Inc. (Nasdaq: ANCR) today announced an original equipment manufacturer (OEM) agreement to provide its Fibre Channel 8-port switches for Sun Microsystems' StorEdge(TM) arrays.

"Our customers' storage requirements are doubling every nine to 12 months and require a switched SAN solution that can scale with their growth," said Kathleen Holmgren, vice president of business operations for Sun Network Storage. "We chose Ancor because of its superior ability to scale and meet our customers' current and future interconnect requirements."

"Sun's leadership position in the Fibre Channel storage market makes this win especially significant as it endorses our current price/performance as well as our future technology direction," said Cal Nelson, Ancor's president. "In addition, our continued participation with Sun on the Project StoreX storage management initiative will ensure we can jointly deliver the best open platforms for our customers."

"In revenue terms, Sun was the leading supplier of UNIX disk storage systems in 1998," according to Robert Gray, industry analyst for International Data Corporation. "This is an important win for Ancor, as Sun is also a pioneering supplier of Fibre Channel-based storage and currently one of the leading providers of Fibre technology."

As part of the agreement, Ancor has issued Sun Microsystems a warrant to purchase up to 1,500,000 shares of Ancor common stock at a purchase price of $7.30 per share. Vesting of the warrant occurs at the rate of one share for each $67 of revenue received from Sun.

Sun was first to introduce Fibre Channel to the industry in 1995. Subsequently, the introduction of Sun's StorEdge A5x00 second generation of Fibre Channel products in November 1997 has propelled the company to its position as number one UNIX storage vendor. More than 3 PetaBytes (PB) of these advanced storage systems, offering a full Fibre solution from the host through the drive, have been shipped to date. The family of products is available for both the Solaris(TM) and Windows NT(TM) operating systems.

About Ancor Fibre Channel Switches

Ancor's Fibre Channel switches are reliable, highly scalable devices that link multiple servers and storage devices in storage area networks. Ancor's leading chip technology supports exclusive features such as hard zoning for superior data security and cross-connected configurations that enable SANs to grow while maintaining high performance and storage network reliability. Ancor switches are available in both eight and 16-port configurations and are sold to OEMs and select distributors.

About Ancor Communications

Ancor Communications, Inc. (Nasdaq: ANCR) provides GigWorks(TM) high-performance Fibre Channel switches for storage and data-intensive network solutions, including storage area networks (SANs). The company was the first
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to deliver a Fibre Channel switch, and the first to top the one-gigabit performance level. Ancor is a member of the Fibre Channel Association, the Storage Networking Industry Alliance, the Fibre Channel Community, the ANSI Standards Committee, and the University of New Hampshire Fibre Channel Consortium to promote the advancement of Fibre Channel standards and interoperability. Information on Ancor is available on the World Wide Web at http://www.ancor.com.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision, "The Network Is The Computer(TM)," has propelled Sun Microsystems, Inc. (Nasdaq: SUNW), to its position as a leading provider of high quality hardware, software and services for establishing enterprise-wide Intranets and expanding the power of the Internet. With more than $11 billion in annual revenues, Sun can be found in more than 150 countries and on the World Wide Web at http://www.sun.com.


                                       ###


Editor's note: GigWorks(TM), ANCOR(TM) and the Ancor logo are the marks and property of Ancor Communications, Inc. Sun, Sun Microsystems, the Sun logo, Sun StorEdge, and "The Network is the Computer" are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.


  For more information about Fibre Channel technology and Ancor Fibre Channel solutions, call (800) 342-7379 or access World Wide Web site http://www.ancor.com. Media, contact Mary Miller, Ancor, at (612) 932-4071 or marym@ancor.com or Aaron Pearson, Shandwick, at (612) 841-6217 or
                            apearson@shandwick.com.

   Forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 are qualified by the risk factors outlined in the documents Ancor Communications, Inc. files with the Securities and Exchange Commission.

 Statements contained in this press release regarding Sun Microsystems' future purchases of Ancor's products are forward looking statements. We cannot guarantee the timing or amounts of purchases of our products by Sun Microsystems, if any. Factors which may affect Ancor's ability to achieve the results implied by such forward looking statements include whether, as the Fibre Channel market matures, Ancor is able to continue to provide the technology and features required by the SAN market, or whether our products will ultimately meet our customers' needs.


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